Exhibit 99.1

Cypress Energy Partners, L.P. Announces Fourth Quarter 2018 Results

TULSA, Oklahoma—(BUSINESS WIRE)—March 18, 2019

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

•	Revenues of $88.9 million for the fourth quarter, an increase of 28% from the fourth quarter of 2017;

•	Gross margin of $12.1 million for the fourth quarter, an increase of 30% from the fourth quarter of 2017;

•	Full-year 2018 net income attributable to limited partners increased 253%;

•	Common unit coverage ratio of 1.22x; and

•	Cash distribution of $0.21 per unit, consistent with the last seven quarters.

Peter C. Boylan III, Cypress Energy Partners, L.P.’s (“CELP”, “Cypress”, or the “Partnership”) Chairman and Chief Executive Officer stated, “I am both proud of our team and very pleased with our operating results during the fourth quarter, which historically is seasonally slower as a result of the holidays and weather conditions. All three of our business segments, Pipeline Inspection, Pipeline and Process Services, and Water Services generated increased revenues in the fourth quarter of 2018 relative to the fourth quarter of 2017 with strong gross margins, which reflect not only the diversity and strength of our customers, but also the need for the services we offer. Our 2018 performance was very strong across the board and we successfully deleveraged the company, reducing our net debt by 46% with additional equity that materially strengthened our balance sheet.

“Revenues of our Pipeline Inspection segment increased from $63.6 million in the fourth quarter of 2017 to $82.2 million in the fourth quarter of 2018, an increase of 29%. Gross margins in this segment increased from $7.0 million in the fourth quarter of 2017 to $9.0 million in the fourth quarter of 2018, an increase of 28%. The gross margin percentage for this segment was 11.0% in both the fourth quarter of 2017 and the fourth quarter of 2018. We continue to make progress on our goal of diversifying our revenues into higher-margin inspection and integrity services. We finished 2018 with strong headcount (our weekly headcount averaged 1,375 inspectors in the fourth quarter of 2018, compared to 1,101 inspectors during the fourth quarter of 2017). During the fourth quarter of 2018, we began work on the largest contract award in our history, a pipeline project that we announced last quarter that will continue throughout 2019.

“Revenues of our Pipeline & Process Services segment increased from $3.3 million in the fourth quarter of 2017 to $3.7 million in the fourth quarter of 2018, an increase of 11%. The increase was due in part to increasing demand, and in part to improved business development efforts. Gross margins in this segment were $1.0 million in the fourth quarter of 2017 and $0.8 million in the fourth quarter of 2018. We began 2019 with a solid project backlog and have recently experienced robust bidding activity on new projects.

“Revenues in our Water Services Segment increased from $2.4 million during the fourth quarter of 2017 to $3.0 million during the fourth quarter of 2018, an increase of 24%, partially driven by the completion of some new pipelines attached to our facilities early in the year. Demand for this segment increased in 2018 as customer activity increased in the Bakken shale region due to higher commodity prices. Gross margins in this segment increased from $1.3 million in the fourth quarter of 2017 to $2.2 million in the fourth quarter of 2018, an increase of 77%. These increases occurred despite the fact that we sold our two saltwater disposal facilities in Texas during January 2018 and May 2018, respectively, on attractive terms, effectively exiting our saltwater disposal presence in the Permian Basin.

“Our sponsor, Cypress Energy Holdings, LLC (CEH), completed two acquisitions in the third quarter of 2018 with the intention of offering these businesses to the Partnership, when appropriate, that we believe will allow us to expand the breadth and depth of the pipeline integrity services we offer our clients. Both transactions were asset purchases that will require some repositioning before bringing them into the Partnership. Our sponsor has made solid progress on both acquisitions related to this goal in the fourth quarter, and intends to offer them to the Partnership once it has accomplished certain developmental goals, most likely in early 2020 (if not sooner). These acquisitions would move us into several new lines of work, including water treatment, in-line inspection (“ILI”) with next-generation high resolution technology for energy companies, equipment rental (which could be converted into a service business before offering this line of business to the Partnership), and other pipeline process services including nitrogen and dehydration. CEH’s new Lafayette facility also allows us to expand into the offshore market and positions us to better serve the Southeastern part of the country. CEH’s ILI technology is also the first high definition tool capable of serving the municipal water industry’s aging mortar-lined steel pipelines used to transport drinking water that are in need of substantial maintenance, repair, and replacement. The potential acquisition by the Partnership of these businesses should also position us to eventually resume increasing our distributions.

“In all of our business segments, we continue to invest in talent, technologies, and capabilities that we believe will drive growth, expand the number of customers we serve, increase margins, and deliver attractive returns on capital. Despite a material decline in crude oil prices in the fourth quarter of 2018, the outlook for global supply and demand dynamics remains solid. We remain confident that Cypress has a winning strategy and provides essential services required by our customers to deliver attractive, long-term growth. We have a solid balance sheet and, with these two new potential acquisitions, some attractive future strategic opportunities to enhance our growth. We remain a leader in North America in the inspection and integrity industry and continue to grow the breadth and depth of our service offerings. We believe this industry is poised for attractive long-term growth, given the aging energy infrastructure in North America, as well as new construction that requires our essential midstream services. I am also excited to serve the large municipal water industry with our inspection services. The future of our Partnership will continue to be focused on pipeline inspection and integrity services that are mandated by various Federal and State laws. Today these services represent over 95% of our revenue. Management and insiders continue to be fully aligned with our minority unit holders, given their 64% common unit ownership of the Partnership, which is rare in our industry.”

Fourth Quarter:

•	Revenue of $88.9 million for the three months ended December 31, 2018, compared with $69.4 million for the three months ended December 31, 2017, representing a 28% increase.

•

Gross margin of $12.1 million for the three months ended December 31, 2018, compared to $9.3 million for the three months ended December 31, 2017, representing a 30% increase. The gross margin percentage was 13.6% for the three months ended December 31, 2018, compared to 13.4% for the three months ended December 31, 2017.

•	Net income of $2.6 million for the three months ended December 31, 2018, compared to $1.9 million for the three months ended December 31, 2017, an increase of 36%.

•

Net income attributable to limited partners of $2.6 million for the three months ended December 31, 2018 ($1.0 million attributable to our preferred unitholder), compared to $3.1 million for the three months ended December 31, 2017. During the three months ended December 31, 2017, net income attributable to limited partners benefitted from $1.3 million of sponsor support.

•

Adjusted EBITDA of $6.3 million for the three months ended December 31, 2018 (including noncontrolling interests), compared to $4.5 million for the three months ended December 31, 2017 (including noncontrolling interests), an increase of 40%.

•

Adjusted EBITDA attributable to limited partners of $6.2 million for the three months ended December 31, 2018, compared to $5.5 million for the three months ended December 31, 2017, representing an increase of 13%. During the three months ended December 31, 2017, Adjusted EBITDA attributable to limited partners benefitted from $1.3 million of sponsor support.

•

Distributable Cash Flow of $3.1 million for the three months ended December 31, 2018, compared to $3.2 million for the three months ended December 30, 2017. During the three months ended December 31, 2017, Distributable Cash Flow benefitted from $1.3 million of sponsor support.

•	A common unit distribution coverage ratio of 1.22x in the fourth quarter of 2018, compared to a coverage ratio of 1.28x in the fourth quarter of 2017 that benefitted from the sponsor support.

•

Net debt (calculated as long-term debt less cash and cash equivalents) was $60.2 million at December 31, 2018, or 2.6x trailing twelve-month Adjusted EBITDA. The net debt of $60.2 million at December 31, 2018 decreased 46% from net debt of $111.9 million at December 31, 2017.

•

Pursuant to the credit facility covenants, the leverage ratio (calculated as the gross debt balance divided by trailing twelve-month EBITDA) was 3.3x, compared to a 4.0x covenant maximum. The interest coverage ratio was 5.1x, compared to a 3.0x covenant minimum at December 31, 2018.

Full Year:

•

Revenue of $315.0 million for the year ended December 31, 2018, compared to $286.3 million for the year ended December 31, 2017, representing a 10% increase. This increase was due to increased customer activity in each of our business segments, despite the sale during 2018 of our two saltwater disposal facilities in Texas and a significant reduction in our Canadian operations. Revenues of the U.S. operations of the Pipeline Inspection Segment increased by 17% in 2018 compared to 2017. Revenues of the North Dakota operations of the Water Services Segment increased by 72% in 2018 compared to 2017, driven in part by the two new pipelines.

•

Gross margin of $44.0 million for the year ended December 31, 2018, compared to $33.6 million for the year ended December 31, 2017, representing a 31% increase. The gross margin percentage was 14.0% for the year ended December 31, 2018, compared to 11.7% for the year ended December 31, 2017, representing an increase of 20%.

•

Net income of $12.1 million for the year ended December 31, 2018, compared to net loss of $1.9 million for 2017. Net income for the years ended December 31, 2018 and 2017 included net gains on asset disposals of $4.1 million and $0.6 million, respectively.

•

Net income attributable to limited partners of $11.4 million for the year ended December 31, 2018 ($2.4 million attributable to our preferred unitholder), compared to $3.2 million in 2017. During 2017, net income attributable to limited partners benefitted from $4.1 million of sponsor support.

•

Adjusted EBITDA of $23.1 million for the year ended December 31, 2018 (including noncontrolling interests), compared to $16.6 million in 2017, an increase of 39%. During 2017, Adjusted EBITDA benefitted from $1.8 million of sponsor support. Excluding sponsor support in the prior year, Adjusted EBITDA increased 55%.

•

Adjusted EBITDA attributable to limited partners of $21.9 million for the year ended December 31, 2018, compared to $18.7 million in 2017, an increase of 17%. During 2017, Adjusted EBITDA attributable to limited partners benefitted from $4.1 million of sponsor support. Excluding sponsor support in the prior year, Adjusted EBITDA attributable to limited partners increased 49%.

•

Distributable Cash Flow of $12.9 million for the year ended December 31, 2018 (which was reduced by $1.4 million of distributions to our preferred unitholder), compared to $10.0 million in 2017, an increase of 28%. During 2017, Adjusted Distributable Cash Flow benefitted from $4.1 million of sponsor support. Excluding sponsor support in the prior year, Distributable Cash Flow increased 115%.

Highlights include:

•	A more attractive mix of businesses generating higher margins, EBITDA, and distributable cash flow on less working capital, as previously outlined by executive management.

•

The Pipeline Inspection segment averaged 1,375 inspectors per week for the fourth quarter of 2018, an increase compared to 1,101 in the fourth quarter of 2017 and 1,263 in the third quarter of 2018. The focus on maintenance and integrity work and non-destructive examination (“NDE”) continues to benefit gross margins in comparison with basic inspection services.

•

The Water Services segment disposed 3.9 million barrels of saltwater at an average revenue per barrel of $0.78 for the fourth quarter of 2018, compared with disposal of 3.7 million barrels of saltwater at an average revenue per barrel of $0.65 for the fourth quarter of 2017. This increase occurred despite the sale in 2018 of our two saltwater disposal facilities in the Permian Basin. The increase in our North Dakota facility volumes in 2018 was 48%.

•	Maintenance capital expenditures for the year ended December 31, 2018 were $0.7 million, compared to $0.5 million in 2017.

•

Expansion capital expenditures during the year ended December 31, 2018 totaled $5.1 million and were primarily related to the new pipeline system at one of our facilities in North Dakota, as well as the rebuilding of two saltwater disposal facilities that were struck by lightning in 2017 (one of which was subsequently sold), and equipment purchases in the Pipeline Inspection segment to support its growth. The Partnership received insurance recoveries to fund the reconstruction of the two saltwater disposal facilities struck by lightning.

Looking forward:

•

Cypress continues to successfully grow its business organically, pursuing new projects, new customers, and renewing existing contracts. Cypress has solid growth prospects in the foreseeable future. During the third quarter of 2018, Tulsa Inspection Resources, the Pipeline Inspection Services segment, secured the largest contract in its 15-year history.

•

Our Pipeline & Process Services segment’s fourth-quarter results improved substantially over the prior year with an increase in average revenue per field personnel. This segment continues to see improvement as the energy industry recovers from the two-year economic downturn and as the Partnership continues to strengthen its senior management team.

•

During the fourth quarter, 94% of total water volumes came from produced water, and the ten pipeline connections moving produced water for the life of the oil wells represented approximately 47% of total water volumes. Cypress continues to enjoy significant operating leverage with its cost structure and minimal maintenance capital expenditure requirements as volumes increase. Once the fixed costs are covered, the variable costs associated with each incremental barrel of water are typically only $0.05 - $0.10 per barrel for electricity, chemicals, maintenance, and in some cases, royalties.

•

Cypress’s saltwater disposal facilities have substantial unused capacity to support growth with current utilization of approximately 42%. The operating leverage is very substantial as seen in the financial results, given the fixed and variable cost model in this segment. Additionally, unlike many competitors, Cypress owns the land for many of its saltwater disposal facilities, resulting in no royalty expenses on those facilities.

•

The interest on Cypress’s credit agreement is based on a floating rate, and LIBOR rates have continued to rise over the last quarter by 27 basis points, and 99 basis points compared to this time last year. The reduction in outstanding debt upon amending the credit facility in May 2018 has reduced interest expense.

•	Distributions on preferred equity will be approximately $4.1 million per year. The first quarterly distribution on the preferred equity was paid in November 2018 and the second in February 2019.

Cypress will file its annual report on Form 10-K for the year ended December 31, 2018, with the Securities and Exchange Commission later today. Cypress will also post a copy of the Form 10-K on its website at www.cypressenergy.com. Unitholders may receive a printed copy of the Annual Report on Form 10-K free of charge by contacting Investor Relations at Cypress Energy Partners, L.P., 5727 South Lewis Avenue, Suite 300, Tulsa, Oklahoma 74105, or emailing ir@cypressenergy.com.

Cypress will host the Cypress Energy Partners Fourth Quarter Earnings Conference Call on Monday, March 18, 2019, at 10:00 am EDT (9:00 am CDT) to discuss its fourth quarter 2018 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 567-1602, or International Dial-In (Toll): +1 (862) 298-0701. An archived audio replay of the call will be available on the Investor section of our website at www.cypressenergy.com no later than 10:00 am EDT (9:00 am CDT) on March 20, 2019.

Non-GAAP Measures:

Cypress defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, non-cash allocated expenses, and equity-based compensation, less certain other unusual or non-recurring items. Cypress defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners, and equity-based compensation attributable to limited partners, less certain other unusual or non-recurring items attributable to limited partners. Cypress defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners less cash interest paid, cash income taxes paid, maintenance capital expenditures, and cash distributions on preferred equity. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively. These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. Cypress believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. Cypress uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of (i) Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow, (ii) Net Income attributable to limited partners to Adjusted EBITDA attributable to limited partners and Distributable Cash Flow and (iii) Net Cash Provided by Operating Activities to Adjusted EBITDA and Distributable Cash Flow are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While Cypress believes its expectations, as reflected in the forward-looking statements, are reasonable, Cypress can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in Cypress’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Cypress undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential midstream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and environmental services to upstream energy companies and their vendors in North Dakota in the Bakken region of the Williston Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and to reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P.
Jeff Herbers, 918-947-5730
VP & Chief Financial Officer
jeff.herbers@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.

Consolidated Balance Sheets

As of December 31, 2018 and 2017

(in thousands, except unit data)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$15,380	$24,508
Trade accounts receivable, net	48,789	41,693
Prepaid expenses and other	1,396	2,294
Assets held for sale	—	2,172

Total current assets	65,565	70,667
Property and equipment:
Property and equipment, at cost	23,988	22,700
Less: Accumulated depreciation	11,266	9,312

Total property and equipment, net	12,722	13,388
Intangible assets, net	22,759	25,477
Goodwill	50,294	53,435
Debt issuance costs, net	1,260	—
Other assets	253	236

Total assets	$152,853	$163,203

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$4,848	$3,757
Accounts payable - affiliates	4,060	3,173
Accrued payroll and other	12,366	9,109
Liabilities held for sale	—	97
Income taxes payable	737	646
Current portion of long-term debt	—	136,293

Total current liabilities	22,011	153,075
Long-term debt	76,129	—
Other non-current liabilities	426	143

Total liabilities	98,566	153,218

Owners’ equity:
Partners’ capital:
Common units (11,946,901 and 11,889,958 units outstanding at December 31, 2018 and 2017, respectively)	34,677	34,614
Preferred units (5,769,231 units outstanding at December 31, 2018)	44,291	—
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,414)	(2,677)

Total partners’ capital	50,678	6,061
Non-controlling interests	3,609	3,924

Total owners’ equity	54,287	9,985

Total liabilities and owners’ equity	$152,853	$163,203

CYPRESS ENERGY PARTNERS, L.P.

Consolidated Statements of Operations

For the Three Months and Years Ended December 31, 2018 and 2017

(in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues	$88,888	$69,371	$314,960	$286,342
Costs of services	76,822	60,096	270,914	252,739

Gross margin	12,066	9,275	44,046	33,603

Operating costs and expense:
General and administrative	6,403	5,042	23,744	21,055
Depreciation, amortization and accretion	1,036	882	4,404	4,443
Impairments	—	—	—	3,598
(Gain) loss on asset disposals, net	29	(665)	(4,108)	(570)

Operating income	4,598	4,016	20,006	5,077

Other income (expense):
Interest expense, net	(1,299)	(1,924)	(6,206)	(7,335)
Debt issuance cost write-off	—	—	(114)	—
Foreign currency gains (losses)	(289)	(92)	(643)	732
Other, net	71	77	373	199

Net income (loss) before income tax expense	3,081	2,077	13,416	(1,327)
Income tax expense	453	138	1,318	596

Net income (loss)	2,628	1,939	12,098	(1,923)

Net income (loss) attributable to non-controlling interests	12	180	685	(1,110)

Net income (loss) attributable to partners / controlling interests	2,616	1,759	11,413	(813)
Net loss attributable to general partner	—	(1,300)	—	(4,050)

Net income attributable to limited partners	2,616	3,059	11,413	3,237
Net income attributable to preferred unitholder	1,033	—	2,445	—

Net income attributable to common unitholders	$1,583	$3,059	$8,968	$3,237

Net income per common limited partner unit:
Basic	$0.13	$0.26	$0.75	$0.29
Diluted	$0.13	$0.25	$0.72	$0.29

Weighted average common units outstanding:
Basic	11,946	11,890	11,929	11,152
Diluted	18,123	12,007	15,757	11,253

Weighted average subordinated units outstanding - basic and diluted	—	—	—	729

Reconciliation of Net Income (Loss) to Adjusted EBITDA

and to Distributable Cash Flow

	Three Months Ended December 31,		Years ended December 31,
	2018	2017	2018	2017
		(in thousands)
Net income (loss)	$2,628	$1,939	$12,098	$(1,923)
Add:
Interest expense	1,299	1,924	6,206	7,335
Debt issuance cost write-off	—	—	114	—
Depreciation, amortization and accretion	1,294	1,167	5,480	5,545
Impairments	—	—	—	3,598
Income tax expense	453	138	1,318	596
Non-cash allocated expenses	—	—	—	1,750
Equity based compensation	339	(78)	1,247	1,059
Losses on asset disposals, net	35	—	—	—
Foreign currency losses	289	92	643	—
Less:
Gains on asset disposals, net	—	665	4,004	588
Foreign currency gains	—	—	—	732

Adjusted EBITDA	$6,337	$4,517	$23,102	$16,640

Adjusted EBITDA attributable to general partner	—	(1,300)	—	(2,300)
Adjusted EBITDA attributable to noncontrolling interests	143	321	1,219	248

Adjusted EBITDA attributable to limited partners / controlling interests	$6,194	$5,496	$21,883	$18,692

Less:
Preferred unit distributions	1,412	—	1,412	—
Cash interest paid, cash taxes paid, maintenance capital expenditures	1,714	2,294	7,611	8,674

Distributable cash flow	$3,068	$3,202	$12,860	$10,018

Reconciliation of Net Income Attributable to

Limited Partners to Adjusted EBITDA Attributable

to Limited Partners and Distributable Cash Flow

	Three Months Ended December 31,		Years ended December 31,
	2018	2017	2018	2017
		(in thousands)
Net income attributable to limited partners	$2,616	$3,059	$11,413	$3,237
Add:
Interest expense attributable to limited partners	1,299	1,924	6,206	7,335
Debt issuance cost write-off attributable to limited partners	—	—	114	—
Depreciation, amortization and accretion attributable to limited partners	1,170	1,026	4,974	4,978
Impairments attributable to limited partners	—	—	—	2,823
Income tax expense attributable to limited partners	446	138	1,290	580
Equity based compensation attributable to limited partners	339	(78)	1,247	1,059
Loss on asset disposals attributable to limited partners	35	—	—	—
Foreign currency losses attributable to limited partners	289	92	643	—
Less:
Gain on asset disposals attributable to limited partners, net	—	665	4,004	588
Foreign currency gains attributable to limited partners	—	—	—	732

Adjusted EBITDA attributable to limited partners	6,194	5,496	21,883	18,692

Less:
Preferred unit distributions	1,412	—	1,412	—
Cash interest paid, cash taxed paid and maintenance capital expenditures attributable to limited partners	1,714	2,294	7,611	8,674

Distributable cash flow	$3,068	$3,202	$12,860	$10,018

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and to Distributable Cash Flow

	Years ended December 31,
	2018	2017
	(in thousands)
Cash flows provided by operating activities	$15,409	$8,253
Changes in trade accounts receivable, net	7,165	3,406
Changes in prepaid expenses and other	(1,004)	1,332
Changes in accounts payable and accrued liabilities	(5,440)	(4,471)
Change in income taxes payable	(87)	365
Interest expense (excluding non-cash interest)	5,646	6,741
Income tax expense (excluding deferred tax benefit)	1,267	957
Other	146	57

Adjusted EBITDA	$23,102	$16,640

Adjusted EBITDA attributable to general partner	—	(2,300)
Adjusted EBITDA attributable to non-controlling interests	1,219	248

Adjusted EBITDA attributable to limited partners / controlling interests	$21,883	$18,692

Less:
Preferred unit distributions	1,412	—
Cash interest paid, cash taxes paid, maintenance capital expenditures	7,611	8,674

Distributable cash flow	$12,860	$10,018

Operating Data

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Total barrels of saltwater disposed (in thousands)	3,854	3,747	14,782	12,588
Average revenue per barrel	$0.78	$0.65	$0.80	$0.67
Water Services gross margins	73.8%	51.8%	68.3%	58.5%
Average number of inspectors	1,375	1,101	1,214	1,145
Average number of U.S. inspectors	1,372	1,085	1,209	1,053
Average revenue per inspector per week	$4,643	$4,500	$4,551	$4,499
Pipeline Inspection gross margins	11.0%	11.0%	11.0%	10.0%
Average number of field personnel	26	20	23	20
Average revenue per field personnel per week	$10,929	$12,850	$12,508	$8,887
Pipeline and Process Services gross margins	22.4%	29.9%	28.6%	20.7%
Maintenance capital expenditures (in thousands)	$138	$169	$656	$481
Expansion capital expenditures (in thousands)	$147	$1,396	$5,075	$2,198
Distributions (in thousands)	$2,510	$2,498	$10,031	$9,985
Preferred unit distributions (in thousands)	$1,412	$—	$1,412	$—
Common unit coverage ratio	1.22x	1.28x	1.28x	1.00x